Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated May 18, 2026 (To Preliminary Prospectus dated May 18, 2026)

Registration Statement No. 333-295210

Changing Lives By Saving Sight May 2026 ROADSHOW PRESENTATION Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated May 18, 2026 (To Preliminary Prospectus dated May 18, 2026) Registration Statement No. 333-295210

FORWARD-LOOKING STATEMENTS FORWARD-LOOKING STATEMENTS 2 About this Presentation This presentation (this "Presentation") is provided for informational purposes only regarding Tarsier Pharma Ltd. (the "Company"). The information contained herein does not purport to be all-inclusive or complete and the Company makes no representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this Presentation. The Company expressly disclaims any and all liability based on or relating to such information or any errors therein or omissions therefrom. This Presentation does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or an offer to sell, a solicitation of an offer to buy, or a recommendation to purchase any securities. This Presentation is not intended to form the basis of any investment decision and should not be considered as a recommendation by the Company or any of its affiliates, directors, officers, employees, advisors or representatives that any person subscribe for or purchase any securities. Forward Looking Statements This Presentation contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "might," "plan," "possible," "project," "expect," "intend," "will," "estimate," "objective," "target," "would," "anticipate," "believe," "predict," "potential" or "continue," or the negatives of these terms or variations of them or similar terminology. These forward-looking statements include, but are not limited to, statements about: the expected offering price; the ability of our clinical trials to demonstrate safety and efficacy of our product candidates or future product candidates, including TRS01 and TRS02, and other results; our expectations regarding the timing of enrollment, completion and results of our upcoming pivotal trial and potential future commercialization efforts; the timing and focus of our future preclinical studies and clinical trials and the reporting of data from those studies and trials; our platform and product candidates' ability to expand to retinal diseases and to treat non-infectious anterior uveitis and retinal diseases such as DME, NPDR, dry-AMD and intermediate, posterior, and panuveitis; the size of the market opportunity for our product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting; our ability to accurately identify demand for our product candidates, including TRS01 and TRS02 or any future product candidates, or demand among healthcare providers who would use our product candidates; the success of competing therapies that may become available; our technological capabilities, efficacy and potential; the beneficial characteristics, safety, efficacy or therapeutic effects of our product candidates; the approval of our product candidates; our ability to obtain market acceptance of our product candidates; our financial performance; the period over which we estimate our existing cash will be sufficient to fund our future operations and capital expenditures; our ability to comply with future regulations; our ability to negotiate favorable terms in any collaboration, licensing or other arrangements; our ability to protect, expand or maintain our intellectual property; our expectations regarding having our Ordinary Shares listed on the NYSE; and our anticipated use of proceeds of this offering. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management, as the case may be, are inherently uncertain. Nothing in this Presentation should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no duty to update these forward-looking statements, except as required by law. No warranty of any kind, implied, expressed or statutory, is given in conjunction with the information set forth in this Presentation.

FORWARD-LOOKING STATEMENTS (CONT.) FORWARD-LOOKING STATEMENTS (CONT.) 3 Industry and Market Data In this Presentation, the Company relies on and refers to certain information and statistics obtained from third-party sources which the Company believes to be reliable. Some data is also based on the good faith estimates of the Company, which in each case are derived from its review of internal sources as well as the independent sources described above. Although the Company believes these sources are reliable, the Company has not independently verified the accuracy or completeness of any such third-party information. Industry, market and competitive-position information involves assumptions, estimates and limitations, and actual results may differ materially from those expressed in such information. Additional Information As this Presentation is a summary, it does not contain all of the information you should consider before investing in the Company's ordinary shares. The Company has filed a Registration Statement on Form F-1, including a preliminary prospectus, with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this Presentation relates (the "Registration Statement"). The Registration Statement is not yet effective. Before you invest, you should read the Registration Statement, including its preliminary prospectus, the documents incorporated by reference therein, and its final prospectus, including the risk factors contained or incorporated by reference therein, and the other documents that the Company has filed with the SEC, for more complete information about the Company and the offering. You may access these documents for free by visiting the EDGAR section of the SEC's website at www.sec.gov/edgar. Alternatively, the Company or the underwriter in the offering will arrange to send you the preliminary prospectus, and when available, the final prospectus and any supplements thereto, if you contact Konik Capital Partners, LLC, 7 World Trade Center, 46th Floor, New York, NY 10006, by email at capmarkets@konikcapitalpartners.com. or by telephone at +1- (646) 993-2223

4 OFFERING SUMMARY OFFERING SUMMARY Issuer Tarsier Pharma Ltd. ("Tarsier" or the "Company") Proposed Listing NYSE: TARX Shares Offered 5,000,000 Ordinary Shares with 15% Over-allotment Option. Pro-forma after giving effect of the split. Expected Price Range $ 8.00 to $ 10.00 per Ordinary Share Expected Gross Offering Size $45,000,0001 Use of Proceeds The Company intends to use the net proceeds from this offering as follows: (i) To advance the clinical development of TRS01 through the initiation and completion of a Phase 3 clinical program (ii) To advance preparations toward our potential NDA submission for TRS01 (iii) Research and development in support of potential investigational new drug application filings for TRS02 (iv) Repayment of outstanding indebtedness and deferred compensation owed to our Chief Executive Officer (v) Working capital, intellectual property protection and general corporate purposes. Bookrunner Konik Capital Partners, a division of T.R. Winston & Co. 1Footnote: Based upon an assumed public offering price of $9 per Ordinary Share, which is the midpoint of the price range.

INVESTOR HIGHLIGHTS INVESTOR HIGHLIGHTS Late-stage TRS01 program to address a >$5B market opportunity With efficient commercialization strategy Dazdotuftide-novel therapeutic approach To address unmet need in non-infectious anterior uveitis with potential, if approved, to become the first-line treatment in Uveitic Glaucoma Binding FDA SPA agreement Aligned with FDA-agreed focus on IOP safety and benefit-risk assessment Novel dazdotuftide platform Beyond anterior uveitis, developing TRS02 for back-of-the-eye blinding diseases, protected with issued and pending patents 5

LEAD PROGRAM, TRS01 EYE DROPS: LEAD PROGRAM, TRS01 EYE DROPS: ADDRESSING THE UNMET NEED IN ANTERIOR UVEITIS 6 A chronic, recurrent autoimmune disease | The immune system attacks the inside of the eye, causing inflammation, pain, and blindness 2nd & 3rd line treatment (steroid-sparing): Generic immunosuppressants and biologics (off-label in anterior uveitis): AntiTNFs, MTX, CycA; 3rd line treatment under development 75% 25% Prevalence in uveitis: Non-infectious Anterior Uveitis Front-of-the-eye Non-infectious Posterior Uveitis Back-of-the-eye Standard of Care for active disease: Topical Steroids Standard of Care for active disease: Steroids: injectable, topical and/or systemic Prevalence in uveitis:

THE STANDARD OF CARE IS A 70-YEAR-OLD TREATMENT WITH SIGHT-THREATENING SIDE EFFECTS

Tarsier Pharma
see the future

Chronic/recurrent ocular inflammation leads to repeated steroid treatment, risking increased IOP and ultimately vision loss or blindness

- Ocular hypertension and uveitic glaucoma - increasing the risk of blindness.
- Clinicians are forced to treat the inflammation that causes blindness with steroids, a drug that increases the risk for blindness via glaucoma.



Steroid Treatment
Steroids
Controls Inflammation
May Increase IOP
Uveitic Glaucoma
New/Recurrent Inflammation
Pressure
16 mmHg
Danger Zone
Irreversible Glaucoma & Blindness
Vision-Threatening IOP Spikes
End Steroid Treatment



33%
Severe Vision Loss or Blindness in Uveitic Glaucoma

~3x higher prevalence of severe vision loss and blindness in UG compared to uveitis without glaucoma



16
21

IOP <16 mmHg
Is the New Goal in Uveitis

Consistently maintaining IOP <16 mmHg identified as a marker of protection against progression toward UG

7

THE NEED: SAFE UVEITIS TREATMENT THAT DOESN'T COMPROMISE VISION THE NEED: SAFE UVEITIS TREATMENT THAT DOESN'T COMPROMISE VISION 8 U.S. Patients with NIAU NIAU + OHT1 or Glaucoma NIAU + Glaucoma ABBREVIATIONS: NIAU=Non-infectious anterior uveitis; OHT=Ocular Hypertension; UG=Uveitic Glaucoma SOURCES: 1Daniel et al. 2017, 2Kirupaharan et al. 2025, 3Liu et al. 2019, 4Chu et al. 2024 Therapeutic agents for uveitis should be evaluated not only on their capacity to control ocular inflammation, but also on their potential to elevate IOP and precipitate glaucoma. ~615,000 U.S. Patients with NIAU Uveitis prevalence increased in last decade (prevalence of vision loss associated with uveitis increased 2.7-fold in the last decade)2 ~283,000 NIAU + OHT1 or Glaucoma Rapid progression from OHT to Glaucoma (uveitic glaucoma progresses nearly 2x as fast as glaucoma without uveitis)3 ~160,000 NIAU + Glaucoma 33% blindness or severe vision loss in UG (compared to 13% in uveitis without glaucoma)4

PHYSICAN PERSPECTIVE
BURDEN OF UVEITIC GLAUCOMA

Tarsier Pharma
see the future



74%
of Uveitis Experts surveyed stated that current topical therapies ***are inadequate for Uveitic Glaucoma***

Poor Response to Glaucoma Surgery in Patients with UG
Compared to Glaucoma without Uveitis

More likely to fail and/or require revisions


79%
Yes
No

Higher rate of complications


79%
Yes
No

- **Uveitic glaucoma is a complex disease** with a lack of available treatments and a much worse prognosis than uveitis alone
- **Patients and physicians face an impossible choice:** leave the inflammation untreated and risk vision loss or use steroids and risk vision loss due to glaucoma.
- **The burden of care for uveitic glaucoma** patients is substantially higher than for uveitis patients without glaucoma



33%
Severe Vision Loss and Blindness in Uveitic Glaucoma

~3x higher prevalence of blindness or severe vision loss in UG compared to uveitis alone

SOURCE: International Uveitis Study Group (IUSG) Uveitis Expert Survey (N=34).

9

10 dazdotuftide (NCE) Steroid-free | Inspired by nature | Hybrid peptide molecule OUR SOLUTION OUR SOLUTION

DAZDOTUFTIDE: NOVEL MECHANISM OF ACTION DAZDOTUFTIDE: NOVEL MECHANISM OF ACTION 11 Dazdotuftide: Novel hybrid peptide molecule that modulates inflammatory macrophages (M1) to IL-10 secreting anti-inflammatory macrophages (M2) to promote immune tolerance. MECHANISM OF ACTION: Promoting immune tolerance M1 Macrophages M2 Macrophages Inflammatory cytokines IL-10 UVEITIS Dazdotuftide

TRS4VISION: DESIGN EFFICACY OUTCOMES TRS4VISION: DESIGN & EFFICACY OUTCOMES ACC=0 or 1 64% of TRS01-treated patients reached clinically meaningful improvement of ACC Grade=0 or 1 (i.e., ≤5 cells) on Day 28 9 Days (Median) Inflammation Control To ACC Grade 0 Or Trace, The Main Sign Of Uveitis Phase 3 | Active NIAU | Multinational (U.S., France, Germany) | Head-to-head with Steroids | 136 Patients Control of Ocular Pain Equivalent to Steroids Resolution Of Ocular Pain Comparable To Steroids, Addresses Key Patient Symptom Inflammation Control: Median of 9 days Control of Inflammation: Majority of Patients +Censored +Censored Clinically Meaningful Control of Inflammation for the Majority of Patients NOTES: • Control of inflammation means zero or trace cells (≤5 cells) • TRS01 did not meet the primary endpoint in resolution of inflammation against steroids (ACC=0 achieved by 48% of TRS01-treated patients in per protocol analysis set) • Each of the two graphical charts above reflects all patients in the TRS4Vision trial that received treatment and were included in the Full Analysis Set (FAS), described above. Follow-up was measured to the earliest event prior to rescue therapy for patients experiencing an event prior to rescue therapy. Otherwise, patients were censored at the earliest of the following: date of the latest completed visit up to and including Visit 5, date of study discontinuation, or date of first rescue therapy 0.0 0.2 0.4 0.6 0.8 1.0 Time (days) Probability Ocular Pain Grade > 0 Prednisolone acetate 1.0% TRS01 1.0% Ocular Pain Grade = 0 0 7 14 21 28 42 0.0 0.2 0.4 0.6 0.8 1.0 Probability Anterior Chamber Cell Grade > 1 Prednisolone acetate 1.0% TRS01 1.0% ACC Grade = 0 or 1 0 7 14 21 Time (days) 28 42 ACC Grade= 0 or 1 Ocular Pain Grade = 0 +Censored +Censored 12

13 IOP RESULTS: IN LIGHT OF NEW SAFETY THRESHOLD IOP RESULTS: IN LIGHT OF NEW SAFETY THRESHOLD *TRS4Vision Results: p-value<0.05; Consistent with FAS (Full Analysis Set); Post hoc analysis Steroids >30% Did Not Meet New IOP Threshold The New Goal in Uveitis: IOP <16 mmHg 16 TRS01 <8% Did Not Meet New IOP Threshold % of Responders (ACC=0) with IOP increase to ≥16 mmHg TRS4Vision outcomes in the TRS01 treated group align with new IOP<16 mmHg threshold in uveitis Only 7.4% of TRS01-treated patients who reached ACC=0 at Day 28 showed an increase from <16 mmHg at baseline to ≥16 mmHg, vs. 31.8% with steroids* TRS4Vision results suggest that the anti- inflammatory benefits of steroid treatment may come with a substantially greater risk for glaucoma A clinical challenge for steroids which TRS01 is designed to overcome

• Higher proportions of steroid-treated patients had an IOP increase from baseline at each of the thresholds evaluated (≥5 mmHg, ≥7 mmHg, ≥10 mmHg) • Steroid-treated patients - increased risk for glaucoma development or worsening of existing glaucoma TRS01: Stable IOP Average IOP per Visit STEROIDS: Clinically Meaningful IOP Elevation % of Patients with IOP Increase (ACC=0) TRS4Vision IOP Results DAZDOTUFTIDE EXHIBITED A FAVORABLE IOP PROFILE DAZDOTUFTIDE EXHIBITED A FAVORABLE IOP PROFILE Head-to-head with steroids in the post hoc analysis (p<0.05) 13 14 15 16 V1 V3 V5 IOP (mmHg) V2 TRS01 PRED V4 Steroids 0% 5% 10% 15% 20% 25% 30% >5mmHg >7mmHg >10mmHg % of Patients *p-value<0.05; Consistent with FAS *p-value<0.05; Consistent with FAS 1FAS =Full Analysis Set NOTE: Post hoc analysis * * * ≥5mmHg ≥7mmHg Steroids TRS01 ≥10mmHg * Steroids: IOP spikes leading to glaucoma and blindness TRS01: Significantly fewer IOP spikes compared to steroid-treated patients TRS01: Designed to control inflammation & avoid increases in IOP 14

TRS4VISION PHASE 3 RESULTS SUMMARY TRS4VISION PHASE 3 RESULTS SUMMARY 15 Safe and Well Tolerated TRS01 was well-tolerated with no drug-related SAEs IOP Safety TRS01-treated patients experienced meaningfully fewer IOP spikes compared to steroid-treated patients (p-value<0.05, post hoc analysis) Inflammation Control Majority of TRS01-treated patients reached control of inflammation, in median of 9 days Ocular Pain Resolution TRS01 ocular pain control equivalent to steroids TRS4Vision Results Point to a potentially favorable benefit-risk profile of TRS01 for patients with active non-infectious anterior uveitis and specifically uveitic glaucoma

TRS4VISION SAFETY AND EFFICACY DATA SUPPORTED AN FDA-AGREED REGULATORY PATH TRS4VISION SAFETY AND EFFICACY DATA SUPPORTED AN FDA-AGREED REGULATORY PATH Efficacy Safety Regulatory Path Clinical Strategy: Designed to Align with FDA-Agreed Endpoints SPA Agreement: FDA Acknowledges that IOP Safety Constitutes a Major Clinical Benefit • Approval will be based on benefit-risk assessment • Primary endpoint: IOP (superiority to steroids) • Secondary endpoint: Inflammation resolution 16

SPA-BACKED TARSIER-04 TRIAL

Tarsier see the future

Tarsier-04 Study Design Same as TRS4Vision

Tarsier-04 New FDA-Agreed Primary Endpoint

Patient Population	Active Control	Treatment Duration	New IOP Primary Endpoint
Active Non-infectious Anterior Uveitis; ~300 pts; Age ≤75 years	Head-to-head Topical Steroids	4 weeks of treatment + 2 weeks follow-up	TRS4Vision post hoc analysis p-value <0.05 for the IOP endpoint

Tarsier-04 trial will be considered successful if the IOP primary endpoint meets statistical significance; FDA requirement for approval is that the TRS01 **benefits outweigh the risks**.

17

ADDRESSABLE >$5B MARKET OPPORTUNITY FOR TRS01 ADDRESSABLE >$5B MARKET OPPORTUNITY FOR TRS01 TAM 615,000 All NIAU SAM 160,000 NIAU + Glaucoma 283,000 NIAU + Glaucoma or OHT Total Addressable Market (US) 615,000 US Patients with NIAU 283,000 US Patients with NIAU and Comorbid Glaucoma or OHT Serviceable Addressable Market (US) 160,000 US Patients with Uveitic Glaucoma (NIAU with Comorbid Glaucoma) TRS01 has the potential, if approved, to become first-line treatment for active uveitis in patients with uveitic glaucoma Positioned to Address the Highest-Need Segment Within Large Uveitis Population Targeting Unmet Need in Uveitic Glaucoma • TAM: Large and growing base of 615,000 NIAU patients in the US • SAM: The clinically significant subset (26%) of patients who develop UG (160,000 US patients) • No FDA-approved non- steroid alternative currently available for active NIAU Beginning with US Market • Expanding to capture market share in Europe and other territories • Orphan designation granted in the EU Note: Topical steroids carry a class label warning for IOP elevation 18

PHASED COMMERCIAL LAUNCH TARGETING HIGH-NEED PATIENTS FIRST

Tarsier Pharma see the future

PATIENTS (US)



160,000
160,000
283,000
123,000
160,000
615,000
332,000
123,000
160,000
NIAU (w/o UG or OHT)
NIAU+OHT
NIAU+ Glaucoma

	1	2	3
STAGED COMMERCIALIZATION	**NIAU + Glaucoma**	**NIAU + OHT**	**All NIAU**
UNMET NEED	**Highest Risk** No treatment alternatives	**High Risk** Fast progression to UG	**Safer standard of care** Steroid-free alternative
TRS01 POTENTIAL if approved	**First-Line** Potential to become standard of care	**First-Line** Potential to become standard of care	**Paradigm Shift** Potential for longer-term vision preservation
TARGET APPROACH	**Concentrated Group:** ~450 Uveitis Experts	**Broad Group:** Uveitis Experts & General Ophthalmologists	**Broader Group:** Uveitis Experts, General Ophthalmologists, Eyecare Providers

Summary data only; see Preliminary Prospectus (May 18, 2026) and cited sources; forward-looking statements subject to risks

19

Tarsier Pharma
see the future

DAZDOTUFTIDE-BASED PIPELINE:

Designed to Redefine Blinding Eye Disease Treatment Through Immune Tolerance

Program	Investigational Indications	# of patients (U.S.)	Preclinical	Phase 1	Phase 2	Phase 3
TRS01 Eye Drops	Anterior Uveitis and Uveitic Glaucoma	**~615,000**				
TRS02 Intravitreal Injections	Intermediate, Posterior or Panuveitis	**~200,000**				
	Non-Proliferative Diabetic Retinopathy including Diabetic Macular Edema	**~9.6 million**				
	Dry Age-related Macular Degeneration	**~18.3 million**				

Preclinical studies show bioavailability, tolerability and sustained drug release in posterior segment

20

IP PORTFOLIO PROTECTION STRATEGY 1 Tarsier owns or has license to 7 issued U.S. patents and 6 pending U.S. patents • The TRS01 is strategically protected through multiple layers of protection ⎼ Dazdotuftide composition of matter patent issued in the US and in multiple foreign jurisdictions 1 ; patent term until 2034 with potential of up to 2039 , subject to the Hatch - Waxman Act 2 ⎼ Patent applications: new chemical entities, formulations, synthesis, methods of treatment etc. 3 • The TRS02 is a slow - release formulation of dazdotuftide for the treatment of retinal diseases Manufacturing: Dazdotuftide API and TRS01 are manufactured by third - party manufacturers in Europe 1 US , Australia, Canada, China, India, and several countries within the European Patent Convention 2 The Hatch - Waxman Act permits restoration of the patent term of up to five years as compensation for patent term lost during product development and FDA regulatory process. 3 Patent portfolio includes: US, Australia, Brazil, Canada, China, India, Israel, Japan, Korea, Singapore and several countries wi thin the European Patent Convention

DECADES OF OCULAR DRUG DEVELOPMENT AND MARKET BUILDING EXPERIENCE



RON NEUMANN, MD
Chief Medical Officer

Uveitis KOL with 30+ years of clinical experience; former Head of global medical affairs & ophthalmology development at Teva Pharmaceuticals



EMILEE FULCHER B.Sc
VP Clinical Affairs

20+ years of ophthalmic drug development, led clinical trials across multiple front, and back-of-the-eye indications



DAPHNE HAIM-LANGFORD, Ph.D.
Chairperson & CEO

25+ years of executive experience; Former VP, CEO and venture capitalist (Xenia) and BOD member in biotech and medtech companies



ZOHAR MILMAN, M.Sc.
Chief Operational Officer

15+ years of experience in drug development and venture capital, deep expertise in regulatory, CMC and corporate development



ARIE GANOT, CPA
CFO

30+ years of finance and operational experience in multiple private and public companies

22

BOARD OF DIRECTORS SCIENTIFIC ADVISORY BOARD BOARD OF DIRECTORS & SCIENTIFIC ADVISORY BOARD Atul Raut, M.D., Ph.D. Tarsier BOD; Sun Pharma Susan Benton Tarsier BOD Daphne Haim-Langford, Ph.D. Tarsier CEO & Chairperson Sascha Bucher Tarsier BOD Richard Eiswirth Tarsier Director Nominee Jennifer Thorne, M.D., Ph.D. Johns Hopkins, AUS Leadership Board of Directors Alan Palestine, M.D. University of Colorado, AUS Leadership Mina Pantcheva, M.D. University of Colorado Marc de Smet, MDCM, Ph.D. IUSG Secretary, Executive Board Member Meghan Berkenstock, M.D. Johns Hopkins Quan Nguyen, M.D., M.Sc. Stanford, FOIS EVP, IOIS President Scientific Advisory Board 23

24 Q3 2026 2027 2027 2027 Initiate TRS01 Phase 3 Tarsier-04 Trial Submit IND for TRS02 Intermediate, posterior, and panuveitis Initiate TRS02 Phase 1/2 Dose Escalation Trial TRS01 Top-Line Results Tarsier-04 Trial TRS01 Eye Drops TRS02 Intravitreal Injection ROADMAP AND MILESTONES ROADMAP AND MILESTONES

25 6 5 4 0.7 61% 15% 13% 10% 2% Use of Proceeds $ (millions) CAPITAL STRATEGY CAPITAL STRATEGY Advance the clinical development of TRS01 through the initiation and completion of Phase 3 clinical program Advance preparations towards our potential NDA submission for TRS01 Research and development in support of potential IND application filings for TRS02 Repayment of outstanding indebtedness and deferred compensation owed to our CEO Working capital, intellectual property protection and general corporate purposes Cap Table % Ownership Name of Beneficial Owner % Directors and Executive Officers 26.8% SUN Pharmaceuticals (via it's Alkaloida Chemical Company zrt.) 16.2% Oriella Ltd. Investing holding company 8.7% AJ Tarsier Investment LLC 6.5% Others 41.8%

INVESTOR HIGHLIGHTS INVESTOR HIGHLIGHTS Late-stage TRS01 program to address a >$5B market opportunity With efficient commercialization strategy Novel therapeutic approach To address unmet need in NIAU with potential, if approved, to become the first-line treatment in Uveitic Glaucoma Binding FDA SPA agreement Aligned with FDA-agreed focus on IOP safety and benefit-risk assessment Novel dazdotuftide platform Beyond anterior uveitis, developing TRS02 for back-of-the-eye blinding diseases, protected with issued and pending patents 26

Contact Details Investor & Media Relations: CORE IR Jules Abraham IR@Tarsierpharma.com Media Inquiries: CORE IR Jules Abraham Media@Tarsierpharma.com